                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           Software Spectrum, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------


     /X/ Fee paid previously with preliminary materials.


     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                            SOFTWARE SPECTRUM, INC.

                               2140 MERRITT DRIVE
                              GARLAND, TEXAS 75041


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 15, 1996


TO THE SHAREHOLDERS OF SOFTWARE SPECTRUM, INC.


         The Annual Meeting of Shareholders of Software Spectrum, Inc. (the "Company") will be held on Thursday, August 15, 1996, at 10:00 a.m., Central time, at the Company's offices located at 2140 Merritt Drive, Garland, Texas, for the following purposes:


                 1. To elect a director to serve for a period of three years and until his successor shall have been elected and qualified;

                 2. To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000; and

                 3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Information regarding the matters to be acted upon at the annual meeting is contained in the Proxy Statement attached to this Notice.

         Only shareholders of record at the close of business on June 26, 1996 are entitled to notice of, and to vote at, such meeting or any adjournment(s) thereof. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the meeting at the corporate offices of the Company, 2140 Merritt Drive, Garland, Texas 75041.

         All shareholders are cordially invited to attend the Annual Meeting.

                                         By Order of the Board of Directors



                                         DEBORAH A. NUGENT
                                         Secretary

Dallas, Texas
July 3, 1996

                            SOFTWARE SPECTRUM, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 15, 1996

                            SOLICITATION OF PROXIES



         The accompanying proxy is solicited by and on behalf of the Board of Directors of Software Spectrum, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, August 15, 1996, at 10:00 a.m., Central time and at any adjournment(s) thereof. Solicitation of proxies may be made in person or by mail, telephone or telegram by directors, officers, employees, or other authorized designees of the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse the forwarding expense. All reasonable costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be paid by the Company. The firm of Georgeson & Company, Inc. has been retained by the Company to assist in the solicitation of proxies for the Annual Meeting at an estimated cost of $6,500 plus direct out-of-pocket expenses. The approximate date on which this Proxy Statement and form of proxy were first sent to shareholders is July 3, 1996.


         The purpose of the Annual Meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Shareholders. As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.


                         RECORD DATE AND VOTING RIGHTS


         Only shareholders of record at the close of business on June 26, 1996 will be entitled to vote on matters presented at the Annual Meeting or any adjournment thereof. The stock transfer books will not be closed. At the record date, there were outstanding and entitled to be voted 4,357,441 shares of common stock, $.01 par value, of the Company ("Common Stock").


         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Abstentions and broker non-votes (when a broker holding shares for clients in street name is not permitted to vote on certain matters without the client's instructions) are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, abstentions and broker non- votes are not counted in the election of directors and will have no effect in determining whether a proposal is approved, however, on matters other than the election of directors, abstentions will be counted as votes cast, which will have the same effect as a negative vote on such matter.

         On all matters submitted to a vote at the Annual Meeting, or any adjournment(s) thereof, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of stock owned of record at the close of business on June 26, 1996. Cumulative voting for directors is not permitted.

         A shareholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. No proxy will be used if the shareholder is personally present at the Annual Meeting and expresses a desire to vote his shares in person.


                   STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

         The following table sets forth as of June 15, 1996, except as noted below, information as to the beneficial ownership of the Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding Common Stock.


Name and Address                             Shares                    Percent
of Beneficial Owner                   Beneficially Owned(1)           of Class
- -------------------                   ---------------------           --------
Judy O. Sims(2)                            379,432(7)                   8.61%


Richard G. Sims(2)                         379,432(8)                   8.61


Frank Tindle(3)                            251,277(9)                   5.76


Private Capital Management, Inc.           646,554(10)                 14.84
   and Bruce S. Sherman(4)

Wellington Management Company(5)           347,500(11)                  7.97


Strong Capital Management, Inc.            281,000(12)                  6.45
   and Richard S. Strong(6)


___________________________

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.

(2)      The named person's address is 2140 Merritt Drive, Garland, Texas
         75041.

(3)      The named person's address is One Waterford Estate, Athens, Texas
         75751.

(4)      The named person's address is 3003 Tamiami Trail North, Naples,
         Florida 33940.

(5)      The named person's address is 75 State Street, Boston, Massachusetts
         02109.

(6) The named person's address is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

(7) Includes 13,668 shares owned of record by the named person's spouse, 27,000 shares which are subject to options held by the named person and 21,000 shares which are subject to options held by the named person's spouse, all of which are exercisable within 60 days of June 15, 1996.

(8) Includes 317,764 shares owned of record by the named person's spouse, 21,000 shares which are subject to options held by the named person and 27,000 shares which are subject to options held by the named person's spouse, all of which are exercisable within 60 days of June 15, 1996.

(9) All of such shares are jointly held by Mr. Tindle and his spouse as tenants-in-common, and Mr. Tindle has shared investment and voting power with respect thereto. Includes 3,000 shares, all of which are subject to presently exercisable options.

(10) This information is based on Amendment No. 2 to the Schedule 13G of Private Capital Management, Inc. ("PCM"), SPS Partners, L.P. ("SPS"), Bruce S. Sherman and certain other persons dated February 12, 1996. Mr. Sherman is president of PCM and the managing general partner of SPS and exercises shared dispositive power with each such entity.

(11) This information is based on Amendment No. 2 to the Schedule 13G of Wellington Management Company dated February 9, 1996.

(12) This information is based on Amendment No. 4 to the Schedule 13G of Strong Capital Management, Inc. and Richard S. Strong dated February 13, 1996.


                         STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth as of June 15, 1996 information as to the beneficial ownership of Common Stock by each director and nominee (except Ms. Sims and Messrs. Sims and Tindle, whose holdings are shown in the preceding table) and each of the chief executive officer and the other four most highly compensated executive officers of the Company (other than Ms. Sims and Mr.
Sims), and by all directors and executive officers as a group (including Ms. Sims and Messrs. Sims and Tindle).


                                                 Shares               Percent
Name of Beneficial Owner                   Beneficially Owned(1)      of Class
- ------------------------                   ------------------         --------
Mellon C. Baird, Director                         5,000(2)               *

Keith R. Coogan, Executive Vice President -
  Chief Operating Officer                        19,882(3)               *

Robert D. Graham, Director                        5,203(2)               *

Roger J. King, Vice President of Sales           34,419(4)               *
  and Marketing

Robert B. Mercer, Vice President -
  Chief Information Officer                       8,253(5)               *

All directors and executive officers
  as a group (10 persons)                         725,045              16.21%


__________________________________

*        Indicates less than one percent.

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.

(2) Includes 5,000 shares which are subject to presently exercisable options.

(3) Includes 15,000 shares which are subject to options exercisable within 60 days of June 15, 1996.

(4) Includes 15,000 shares which are subject to options exercisable within 60 days of June 15, 1996.

(5) Includes 8,000 shares which are subject to options exercisable within 60 days of June 15, 1996.


                       ACTION TO BE TAKEN UNDER THE PROXY

         Proxies in the accompanying form which are properly executed and returned will be voted at the Annual Meeting and any adjournment(s) thereof and will be voted, unless the person giving the proxy specifies otherwise, (1) for the election of the individual named below as nominee for election as a director of the Company, to serve for a period of three years and until his successor is elected and qualified; (2) for the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000; and (3) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Management knows of no matters, other than the foregoing, to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of six directorships and is divided into three classes. The term of the first class expires at the 1996 Annual Meeting of Shareholders, the term of the second class expires at the 1997 Annual Meeting of Shareholders, and the term of the third class expires at the 1998 Annual Meeting of Shareholders.

         One director will be elected at the Annual Meeting. The director to be elected at the Annual Meeting will hold office for a term of three years and will serve until his successor is elected and qualified. Proxies cannot be voted for more than one nominee.


         Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only by the affirmative vote of (i) the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, or (ii) a majority of the members of the Board then serving. The person named below is the Board of Director's nominee for election as a director of the Company. The nominee presently is a director of the Company and has served as such since the date of election indicated. Further information with respect to such nominee and the other directors continuing in office is set forth below.



         Should the nominee named herein for the office of director become unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board of Directors of the Company may recommend. The Board of Directors has no reason to believe that the nominee will be unable or unwilling to serve if elected.


         The vote of a majority of the shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting is required for the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEE.

NOMINEE FOR DIRECTOR

         Term expires in 1996

         Richard G. Sims, age 42, is a co-founder of the Company and has been a director of the Company since 1983. In April 1996, Mr. Sims assumed the position of Senior Vice President with responsibility for the Company's Asia/Pacific expansion and operations. He is also integrally involved with internal information systems design. From 1983 to March 1996, Mr. Sims served as President of the Company. From 1980 to 1983, Mr. Sims served as controller for International Power Machines ("IPM"), a publicly-held manufacturer of uninterruptable power supply systems for mainframe computers. Prior to joining IPM, Mr. Sims served as controller for Sue Ann, Inc., a publicly-held women's sportswear manufacturer, and as a staff accountant for Coopers & Lybrand LLP. Mr. Sims is a Certified Public Accountant. Mr. Sims is married to Judy Sims.


         There is currently a vacancy in this class of directors. The Board of Directors is seeking an appropriate candidate to fill this vacancy.


DIRECTORS CONTINUING IN OFFICE

         Term expires in 1997

         Judy O. Sims, age 43, is a co-founder of the Company and has been a director of the Company since its inception in 1983. Ms. Sims served as Treasurer of the Company from 1983 to October 1990 and as Vice President from April 1987 to April 1988, and has served as Chief Executive Officer since April 1988 and Chairman of the Board since July 1992. In April 1996, Ms. Sims also assumed the title of President of the Company. Ms. Sims was employed by the national accounting firm of Grant Thornton LLP from 1977 to 1985, where she last served as an audit partner. Prior to joining Grant Thornton LLP, Ms. Sims was employed by the national accounting firm of Coopers & Lybrand LLP. Ms. Sims is a Certified Public Accountant. Ms. Sims is married to Richard Sims.

         Frank Tindle, age 44, is a co-founder of the Company and has been a director of the Company since 1983. From 1983 to April 1992, Mr. Tindle served as Vice President of the Company. From 1980 to 1983, Mr. Tindle was the principal accounting officer of Southmark Corporation. Prior to joining Southmark, Mr. Tindle was employed by the national accounting firms of Grant Thornton LLP and Ernst & Young LLP. Mr. Tindle is a Certified Public Accountant.

         Term expires in 1998

         Mellon C. Baird, age 65, has been a director of the Company since June 1991. Mr. Baird has been President and Chief Executive Officer of Delfin Systems since November 1990, and Chairman of the Board since April 1991.
Delfin Systems is a privately-held developer and supplier of information systems, products and services for government and commercial markets. Mr. Baird also serves as a director of EDO Corporation. From September 1986 to December 1987, Mr. Baird served as President, Chief Operating Officer and a director of Tracor, Inc., and from January 1988, after Tracor, Inc. became a subsidiary of privately-held Westmark Systems, Inc., until December 1989, he served as President and Chief Executive Officer of this diversified technological products and services company. Mr. Baird served as President of the Defense and Electronics Group of Eaton Corporation from 1982 to September 1986.

         Robert D. Graham, age 41, has been a director of the Company since May 1991. Mr. Graham is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), counsel to the Company, where he has been employed since 1980.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

         The Board of Directors of the Company has an Audit Committee which is currently composed of Messrs. Baird and Graham. The Committee held two meetings during fiscal year 1996. The functions performed by the Audit Committee include (i) making recommendations concerning the Company's independent auditors, (ii) reviewing and approving the scope of the annual audit plan for the Company and (iii) periodically interviewing the Company's independent public accountants in order to analyze the strengths and weaknesses of the Company's financial staff and systems and the adequacy of its internal controls.

         The Board of Directors of the Company has a Compensation Committee which is currently composed of Messrs. Tindle and Baird. The Committee held three meetings during fiscal year 1996. The functions performed by the Compensation Committee include (i) periodically establishing the compensation paid to officers of the Company and reporting its determinations to the Board of Directors concerning such compensation and (ii) administering the Company's 1993 Long Term Incentive Plan.

         The Company's Board of Directors held seven meetings during fiscal year 1996 and acted by written consent on three occasions. Each director attended during the year at least 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he served.

                             EXECUTIVE COMPENSATION

SUMMARY EXECUTIVE COMPENSATION TABLE

         The following table shows all cash compensation paid by the Company during the fiscal years ended March 31, 1996, 1995, and 1994 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers").





  =================================================================================================
                                         ANNUAL                LONG TERM
                                      COMPENSATION           COMPENSATION
                                 -----------------------------------------
                                                              SECURITIES
  NAME AND              FISCAL                                UNDERLYING              ALL OTHER
  POSITION                YEAR   SALARY($)    BONUS ($)       OPTIONS (#)        COMPENSATION($)(1)
  -------------------------------------------------------------------------------------------------
  Judy O. Sims            1996     300,000      125,000          20,000                2,745
    Chairman of the       1995     215,000      145,000          20,000                4,408
    Board, Chief          1994     180,000       97,750          25,000                7,742
    Executive Officer
    and President

  Richard G. Sims         1996     215,000       90,625          15,000                2,534
    Senior Vice           1995     190,000      126,000          15,000                4,235
    President             1994     165,000       93,500          20,000                7,471

  Roger J. King           1996     145,000       91,073          10,000               32,547(3)
    Vice President of     1995     136,000       95,499          10,000               72,345(3)
    Sales and Marketing   1994     130,000       72,197          15,000               11,943


  Keith R. Coogan         1996     162,500       63,566          10,000                5,279
    Executive Vice        1995     130,000       68,273          10,000                6,422
    President - Chief     1994     120,000       54,775          15,000               10,186
    Operating Officer

  Robert B. Mercer        1996     129,000       42,625          10,000                2,640
    Vice President -      1995     123,000       53,000           5,000               34,278(4)
    Chief Information     1994      27,000       12,797          10,000                 -0-
    Officer(2)
  =================================================================================================



(1) Except as otherwise noted, principally represents amounts accrued for the Named Officers under the Company's Savings and Profit Sharing Plan.

(2)      Mr. Mercer joined the Company in January 1994.

(3) Includes approximately $27,000 and $65,000 in 1996 and 1995, respectively, in payments associated with Mr. King's temporary relocation and assignment to The Netherlands.

(4)      Represents relocation costs reimbursed by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding the grant of stock options during the fiscal year ended March 31, 1996 to the Named Officers.


                                                                                          POTENTIAL REALIZED
                                                  INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                      ---------------------------------------------------------------    ANNUAL RATES OF STOCK
                                    % OF TOTAL OPTIONS                                    PRICE APPRECIATION
                       OPTIONS     GRANTED TO EMPLOYEES  EXERCISE PRICE  EXPIRATION         FOR>OPTION TERM
      NAME            GRANTED(#)      IN FISCAL YEAR        ($/SH)          DATE          5%($)        10%($)
- -----------------     ----------   --------------------  --------------  -----------   ------------------------
Judy O. Sims          20,000              16.5%              $17.25        5/25/01      $117,000       $266,000
Richard G. Sims       15,000              12.4                17.25        5/25/01        88,000        200,000
Roger J. King         10,000               8.2                17.25        5/25/01        59,000        133,000
Keith R. Coogan       10,000               8.2                17.25        5/25/01        59,000        133,000
Robert B. Mercer      10,000               8.2                17.25        5/25/01        59,000        133,000


         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information regarding the exercise of stock options during the fiscal year ended March 31, 1996 by the Named Officers and the estimated values of unexercised options held by such individuals at fiscal year-end.


                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL YEAR-END(#)    AT FISCAL YEAR-END ($)
                                                         -----------------------------    ----------------------
                              SHARES
                            ACQUIRED ON         VALUE                          UNEXER-                   UNEXER-
                           EXERCISE (#)       REALIZED        EXERCISABLE      CISABLE     EXERCISABLE   CISABLE
                           ------------       --------        -----------      -------     -----------   -------
                                                 ($)
                                                 ---
 Judy O. Sims                   -0-              -0-            14,000         51,000        $33,000    $192,000
 Richard G. Sims                -0-              -0-            11,000         39,000         24,750     144,000
 Roger J. King                20,325           431,906           8,000         27,000         16,500      96,000
 Keith R. Coogan                -0-              -0-             8,000         27,000         16,500      96,000
 Robert B. Mercer               -0-              -0-             5,000         20,000         25,250      88,500


COMPENSATION OF DIRECTORS

       The Company pays each outside director an annual retainer of $15,000, payable in quarterly installments for their service as a member of the Board of Directors. Pursuant to the Non-Employee Directors' Retainer Stock Plan, the outside directors may elect to receive all or a portion of their annual retainer fees in the form of Common Stock of the Company, or to defer receipt of a portion of such fees and have the deferred amounts treated as if invested in Common Stock.


       The Company also pays each outside director a fee of $1,000 for attendance at each meeting of the Board of Directors, and $800 for each committee meeting attended. In addition, the Company in the past has granted to each of its non-employee directors options to purchase 1,000 shares of Common Stock for each year of service, exercisable at the fair market value of the Common Stock on the date of grant. Such options are granted under the Company's 1993 Long Term Incentive Plan. The Company plans to increase to 2,000 the number of shares subject to options to be granted annually under the terms of the Company's 1993 Long Term Incentive Plan to each non-employee director, for each year of service as a director. The Company's outside directors are reimbursed by the Company for their travel expenses incurred in connection with their attendance at meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Frank Tindle, who serves as a member of the Compensation Committee of the Board of Directors, served as Vice President of the Company from 1983 through April 1, 1992.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were observed.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors (the "Committee") is currently composed of two outside directors of the Company. The Committee establishes salary levels and performance pay plans for executive officers and reports its determination to the Board of Directors. The Committee also administers the Company's 1993 Long Term Incentive Plan and determines grants under it for all employees including executive officers. Prior to the adoption of the 1993 Long Term Incentive Plan in August 1993, the Committee received recommendations from the Stock Option Committee regarding those executive officers who were eligible for grants under the Company's 1989 Stock Option Plan.

       Compensation Philosophy

       The compensation philosophy for executive officers generally conforms to the compensation philosophy of the Company for all employees. The Company's compensation is designed to:

       o provide compensation comparable to that offered by companies with similar businesses or of similar size, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

       o provide compensation which relates to the performance of the individual and differentiates based upon individual performance;

       o provide incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

       o provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership.

       The following is a report submitted by the Committee addressing the Company's compensation policies as they relate to the Company's executive officers for the fiscal year ended March 31, 1996.

       In setting compensation for executive officers, the Committee attempts to strike a balance in the relationship between executive pay and the enhancement of shareholder value, while at the same time motivating and retaining key employees. Further, the Committee operates within the overall philosophy of the Company, which stresses teamwork, fairness, and the overall emphasis on cost control, which includes compensation expense. To achieve the basic goals of the Company's compensation policies, the Committee establishes annual compensation for each of the executive officers, including base salary, discretionary quarterly performance pay plans for all executive officers other than the CEO and Senior Vice President, and a discretionary annual performance pay plan for all executive officers. The Committee receives recommendations from the Chief Executive Officer ("CEO") concerning base salary, performance pay plans and grants under the 1993 Long Term Incentive Plan for all executive officers other than the CEO and Senior Vice President. The compensation of the CEO and the Senior Vice President is based in part on the Company's financial performance, although there remains a large degree of subjectivity exercised by the Committee in setting the CEO's and Senior Vice President's salary and incentive compensation.

       The Committee establishes the compensation for the executive officers by also considering the salaries and other benefits, including stock-based incentive grants, of executive officers in comparable companies according to data obtained by the Committee from independent sources. The Committee believes that an individual officer's personal performance as well as the Company's financial performance should be appropriately weighted in determining compensation for executive officers. Consequently, the discretionary performance pay plans are significant components of the overall compensation of each executive officer of the Company.

       The discretionary quarterly performance pay plan, which is applicable to all executive officers except the CEO and the Senior Vice President, relates to the executive's ability to achieve certain objectives during each quarter of the Company's fiscal year. This performance payment is paid quarterly, and is dependent upon the executive's ability to achieve the particular goals established for that individual as evaluated by either the CEO or Executive Vice President. Additionally, the Company's Vice President of Sales and Marketing and Vice President of Customer Operations are subject to a quarterly performance pay plan dependent upon the Company's attainment of specified gross profit goals during each quarter of the fiscal year.


       The discretionary annual performance pay plan, which is applicable to all executive officers including the CEO and the Senior Vice President, includes two components, an individual performance component for each officer and an overall Company financial performance component. The individual performance component is weighted towards a subjective evaluation by the Committee, with the input and advice of the CEO for all executive officers other than the CEO and Senior Vice President, relating to each individual's performance in his or her position with the Company. The subjective individual performance component of these discretionary payments reflects various criteria, including the performance of those departments under the management of the officer and effective implementation and achievement of strategic goals.


       The component of the discretionary annual performance pay plan that is based upon the Company's financial performance is calculated by comparing the Company's financial results during the year with previously determined, internally established financial goals. The financial goals are established by the Committee at the beginning of the fiscal year by taking into consideration the Company's prior financial performance, current established financial objectives, the performance of other companies within the Company's industry and recommendations from the CEO. The Committee considers the Company's net earnings, earnings per share and revenue growth in establishing financial goals. Fifty percent of the total incentive compensation available under the discretionary annual compensation plan for the fiscal year 1996 was tied directly to the Company's financial performance and growth. In the fiscal year 1996, the Company achieved less than 100% of its financial performance and growth goals and, as a result, the Committee accordingly reduced payments of the financial incentive compensation component of the discretionary performance plan to each executive officer including the CEO and Senior Vice President.

       The Committee believes that incentives based upon the Company's stock performance are an important component of each of the executive officer's overall compensation package. The Committee believes that the number of stock options to be granted to each officer should be determined by a subjective evaluation of each executive officer's ability to influence the Company's long-term growth and profitability. During fiscal 1996, the Committee recommended and the Company granted options to the executive officers as set forth in the Executive Compensation Table herein. Since the value of an option bears directly to the Company's stock price, the committee believes that option grants are an effective incentive for executive officers to create value for the shareholders.

                                                Mellon C. Baird and Frank Tindle

STOCK PRICE PERFORMANCE GRAPH

       The following graph compares the percentage change in the cumulative total return of the Company's Common Stock, the Nasdaq National Market (U.S. Companies) and an index of Nasdaq Stocks under SIC 504, a broad index including Computers, Computer Peripherals and Software, prepared by the University of Chicago's Center for Research in Security Prices. The graph assumes an initial investment of $100 on July 12, 1991, the date the Company's Common Stock began trading on the Nasdaq National Market System and the reinvestment of dividends, if any.





                                    [GRAPH]

- --------------------------------------------------------------------------------
                                    3/31/92  3/31/93  3/31/94  3/31/95  3/31/96
- --------------------------------------------------------------------------------
Software Spectrum, Inc.              180.9    200.0    127.7    142.6    172.3
- --------------------------------------------------------------------------------
NASDAQ Stock Market - (U.S.)         124.3    142.8    154.2    171.9    232.9
- --------------------------------------------------------------------------------
NASDAQ Stocks - SIC 504              173.0    166.8    172.4    140.0    174.1
- --------------------------------------------------------------------------------

                                   PROPOSAL 2

                             PROPOSED AMENDMENT TO
                           ARTICLES OF INCORPORATION


       The Restated Articles of Incorporation of the Company presently authorize the issuance of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. At June 26, 1996, 4,357,441 shares of the Company's Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In 1989, the Board of Directors of the Company authorized for issuance 600,000 shares of Series A Preferred Stock, none of which are currently outstanding. Pursuant to the terms of the Series A Preferred Stock, the shares of Series A Preferred Stock previously issued were not available for reissuance by the Company. In June 1996, the Company eliminated the Series A Preferred Stock and the 600,000 shares designated for such Series resumed the status of authorized but unissued Preferred Stock.


       The proposed amendment to Article Four of the Restated Articles of Incorporation would increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000. The full text of Article Four as proposed to be amended is set forth in Appendix A to this Proxy Statement.

       If the proposed amendment to Article Four is adopted, the additional shares of Common Stock will be available for issuance from time to time at the discretion of the Board of Directors for various corporate purposes and on such terms and conditions as the Board of Directors, in its discretion, might then determine, without future action by the shareholders.

       The Board of Directors believes that the increased number of authorized shares are necessary to give the flexibility required to meet future needs of the Company. The Company has no arrangements, agreements or understandings at the present time for the issuance or use of the additional shares of stock to be authorized in connection with acquisitions or otherwise. However, the Board of Directors believes that it would be advantageous to the Company to have such additional shares available for issuance to meet possible future requirements, without the expense and delay of calling a special meeting of the shareholders to secure authorization each time a specific need arises. The issuance by the Company of additional shares of stock may, depending upon the context in which they are issued, dilute the stock ownership of the existing shareholders of the Company. In addition, the issuance of additional shares could have the effect of making it more difficult to acquire a majority of the outstanding stock of the Company.


       The proposed amendment to Article Four of the Company's Restated Articles of Incorporation will be adopted if it receives the affirmative vote of the holders of two-thirds of the shares of the Company's Common Stock outstanding and entitled to vote thereon.


       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.

                          CERTIFIED PUBLIC ACCOUNTANTS

       The Company's financial statements for the fiscal year ended March 31, 1996 have been audited by Grant Thornton LLP, independent auditors ("Grant Thornton"), and the Board of Directors has selected Grant Thornton to audit and report on the financial statements of the Company for the current fiscal year, which will end on March 31, 1997. A representative of Grant Thornton is expected to be present at the Annual Meeting with an opportunity to make a statement, and such representative is expected to be available to respond to appropriate questions.

       On June 11, 1994, the Company dismissed its prior independent accountants, Coopers & Lybrand LLP ("C&L") and retained Grant Thornton as its new independent accountants. C&L's reports on the Company's financial statements for the fiscal years ended March 31, 1993 and March 31, 1992 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified in any respect. The decision to change accountants was approved by the Company's Audit Committee and its Board of Directors.

       The Company was notified by C&L on the evening of May 16, 1994, that C&L needed additional time to complete its audit procedures. At that time, C&L also requested an attorney's letter concerning legal release of liabilities.
As a result, the Company's scheduled May 17, 1994 announcement of its financial results for the fiscal year ended March 31, 1994 was delayed. During the subsequent weeks, C&L continued to work on completing its audit and had been in discussions with the Company concerning the appropriate accounting treatment relating to certain credits recorded primarily to sales and cost of sales during the fiscal year ended March 31, 1994. At a meeting between the Company and C&L on May 31, 1994, C&L suggested that the Company might want to review with another independent accounting firm the appropriate accounting treatment for these credits. On June 1, 1994, the Company retained Grant Thornton to analyze the accounting issues relating to these credit items. On June 2, 1994, Grant Thornton met privately with C&L to ensure there was a mutual understanding of the facts and circumstances relative to the credit items. On June 6, 1994, Grant Thornton met again with C&L to review and discuss the appropriate accounting treatment for these items. After further research, discussion and consultation, the Company determined that it disagreed with C&L's position. On June 11, 1994, the Company's Audit Committee met with C&L to review the accounting issues relating to these credit items. Following this meeting, C&L was dismissed from its engagement as the auditors for the Company and the Company engaged Grant Thornton. The Company authorized C&L to respond fully to all inquiries of Grant Thornton including those related to the subject matter of the disagreement.

       The Company disagreed with the position C&L took regarding the proper accounting treatment for certain credit items arising from inventory and receivables activity. C&L took the position that certain credit items recorded on the Company's balance sheet represented liabilities and therefore could not be removed from the balance sheet and recorded to the income statement until the statute of limitations expires or there is a legal release, regardless of the remote possibility that the Company would be required to utilize its assets to pay future claims. C&L indicated that it had relied on SFAS No. 76 to determine the appropriate accounting treatment of these credits arising from inventory and receivable activity. While C&L did not complete its audit procedures, C&L indicated that application of its approach to accounting for these credit items would result in an estimated reduction of net income for the nine months ended December 31, 1993 of approximately $300,000 - $600,000 and might require restatement of quarterly financial information as well as changes in disclosure.

       The Company's accounting practice has been to record these credit items as payables at the time they arise. The Company's experience has been that when these items reach a certain age, they will not result in a probable future transfer or use of assets and therefore do not represent liabilities. Accordingly, the Company has concluded the excess credits should be removed from the balance sheet. During the quarter ended June 30, 1993, the Company refined its methodology and applied a more objective, systematic approach to eliminating these excess credits from the balance sheet and recording them to the income statement. Previously, the Company made periodic determinations to take these excess credit items into income.

       Grant Thornton advised the Company orally that it was of the opinion that the Company's treatment of these items was in accordance with generally accepted accounting principles. Grant Thornton reviewed the above information and advised the Company that it did not have any new information or clarification of the Company's views and it agreed with the foregoing statements made by the Company.

       In response to the Company's request, C&L provided the Company with a letter addressed to the Securities and Exchange Commission stating that in C&L's judgment the Company did not correctly account for the foregoing credits in three principal respects. First, C&L stated that the Company should not have recorded the credits as income until they had been legally released and it was improbable that the Company would make payments on these credits. C&L stated that at the time of its dismissal the Company had not provided it with sufficient competent evidential matter to demonstrate that all of the credits recognized in the first three quarters and proposed for the fourth quarter had been legally released and that C&L was not persuaded that payments would not be made by the Company. Second, C&L stated that in its fiscal 1994 Form 10-Qs the Company did not disclose the amount or nature of these credits included in income. In C&L's opinion, the Company should have separately set forth these items in its income statement, as well as disclosed the nature of these items in the footnotes and management's discussion and analysis section of its quarterly reports. Finally, C&L stated that in its view the Company should have taken these credits into income only at the time the Company had been legally released from all liability and it was improbable that the Company would make payments on them. C&L considered it inappropriate under generally accepted accounting principles for the Company to have taken these items into income in any other manner. C&L stated that on May 16, 1994 it advised the Company that it should document the legal status of these credits in order that C&L could complete its audit. C&L stated that it advised the Company that it would require a legal opinion that the amounts taken to income in fiscal 1994 had been legally released.

       C&L stated it agreed with the Company's statements with respect to its financial statements and C&L's reports thereon for the fiscal years 1993 and 1992.


                            SHAREHOLDERS' PROPOSALS

       Any proposal by a shareholder of the Company intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive office by March 8, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.


                                 ANNUAL REPORT

       The Company's 1996 Annual Report to Shareholders is being mailed to all shareholders of record together herewith.


                           ANNUAL REPORT ON FORM 10-K

       THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING MARCH 31, 1996, UPON THE WRITTEN REQUEST OF ANY PERSON WHO WAS A SHAREHOLDER (OF RECORD OR BENEFICIALLY) AT THE CLOSE OF BUSINESS ON JUNE 26, 1996. REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO THE COMPANY AT 2140 MERRITT DRIVE, GARLAND, TEXAS 75041, ATTENTION: DEBORAH A. NUGENT, VICE PRESIDENT OF FINANCE AND SECRETARY.

                                 OTHER MATTERS

         The Company is not aware of any matters that may come before the Annual Meeting other than those referred to in the Notice of Annual Meeting of Shareholders. If any other matters shall properly come before the meeting, the persons named in the accompanying proxy form intend to vote thereon in accordance with their best judgment.

                                              By Order of the Board of Directors



                                              DEBORAH A. NUGENT
                                              Secretary

Dallas, Texas
July 3, 1996


ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY.

                                                                      APPENDIX A



         The full text of Article Four of the Restated Articles of Incorporation is set forth below; however, the amendment modifies only the first paragraph of the Restated Articles of Incorporation, which is set forth in italics below. The remaining provisions of Article Four have not been proposed to be modified or amended.


                                  ARTICLE FOUR
                          OF THE RESTATED ARTICLES OF
                                INCORPORATION OF
                            SOFTWARE SPECTRUM, INC.


         The aggregate, number of shares which the Corporation shall have authority to issue is Twenty-One Million (21,000,000), of which Twenty Million (20,000,000) shares shall be Common Stock, par value of $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value of $.01 per share.


         The following is a statement of the existing designations, preferences, limitations, and relative rights in respect of the shares of each class of stock of the Corporation:


                              A.  Preferred Stock

         Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law as to variation of rights and preferences as between series of the same class of stock, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations of the relative powers, rights, preferences, and limitations as between series, and to increase and to decrease the number of shares constituting each series.


                                B.  Common Stock

         1. Subject to the prior rights and preferences of the Preferred Stock and subject to the provisions and on the conditions set forth in the foregoing part A of this Article Four or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

         2. The shares of Common Stock shall be fully voting stock at the rate of one vote for each share of Common Stock held.

         3. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

                   THIS PROXY IS SOLICITED BY THE BOARD OF
                     DIRECTORS OF SOFTWARE SPECTRUM, INC.

  P           ANNUAL MEETING OF SHAREHOLDERS -- AUGUST 15, 1996



  R         The undersigned hereby appoints Judy O. Sims and Deborah A. Nugent and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse side of this card the shares of stoack which the undersigned would be entitled
  O to vote, if personally present, at the Annual Meeting of Shareholders of Software Spectrum, Inc. (the "Company") to be held at the offices of the Company, 2140 Merritt Drive, Garland, Texas, Thursday, August 15, 1996, at 10:00 a.m. Central time, and at any adjournment or adjournments
  X thereof. If more than one of the above attorneys shall be present in person or by substitution at such meeting or at any adjournment thereof, both of said attorneys so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote
  Y upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

[X] Please mark your
    votes as in this
    example
                                          WITHHOLD
                             FOR         AUTHORITY

1.  ELECTION OF DIRECTORS:   [ ]            [ ]   Richard G. Sims







2.  Amendment to the Company's Articles of Incorporation

            FOR             AGAINST
            the              the
         Amendment         Amendment       ABSTAIN
            [ ]              [ ]             [ ]


3. In their discretion on such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.


        PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
        IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.


SIGNATURE(S)_________________________________________ DATE _______________, 1996

_____________________________________________________ DATE _______________, 1996
Please sign exactly as your name appears on the proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign. If signed by a corporation, its seal should be affixed.